Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 18, 2015 (the “Execution Date”), is entered into by and between BGR Holdings, LLC, a Virginia limited liability company, (“BGR Holdings”), BGR Acquisition LLC, a North Carolina limited liability company (“Purchaser”) and Chanticleer Holdings, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Sellers (as hereinafter defined) are engaged in the fast casual hamburger restaurant business under the name “BGR The Burger Joint” (the “Business”); and

WHEREAS, BGR Holdings operates the Business through BGR Franchising, LLC, a Virginia limited liability company (“BGR Franchising”) and BGR Operations, LLC, a Virginia limited liability company (“BGR Operations”); and

WHEREAS, BGR Operations is the parent to various wholly owned subsidiaries listed on Schedule 3.1 of the Disclosure Schedules (as hereinafter defined) that each operate a restaurant location (the “Operational Subsidiaries”) (BGR Holdings, BGR Franchising, BGR Operations and the Operational Subsidiaries are hereinafter referred to collectively as the “Sellers”).

WHEREAS, Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from Sellers, the rights of Sellers to the Assets (as defined herein) relating to the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE ASSETS

SECTION 1.1. The Closing. The sale and transfer of the Assets (as defined herein) and the consummation of all of the other transactions contemplated by this Agreement (the “Closing” or the “Closing Date”) shall occur at the offices of Ruskin Moscou Faltischek, P.C., Uniondale, New York, at such time and on such date as the parties may jointly agree, as the same may be extended by the mutual agreement of the Purchaser and the Sellers and subject to Section 9.7 hereof, provided the terms and conditions of this Agreement are satisfied (the applicable date of the Closing being referred to as the “Closing Date”). At the Closing, the Sellers and the Purchaser shall exchange certificates, instruments and other documents required to be delivered under Article VII hereof.

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SECTION 1.2. Purchase and Sale of the Assets. At the Closing, the Sellers shall sell, assign, transfer and convey to the Purchaser, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the “Encumbrances”), all of their property, rights, title privileges and interests, whether tangible or intangible, real, personal or mixed, that are held or leased or used in connection with the assets listed on Schedule 1.2 of the Disclosure Schedules, (collectively, the “Assets”). The Assets shall include, but not be limited to, all of Sellers’ rights in, but only with regard to the Assets: (a) all business assets, inventory, equipment and fixtures, recipes, telephone numbers, websites, other intangible assets of the Business; (b) the membership interests of BGR Franchising, BGR Operations and the Operational Subsidiaries; (c) Material Contracts and personal property leases expressly assumed by the Purchaser; (d) licenses and permits, which may require consent to assignment; (e) patents, trademarks, copyrights and all other intellectual property, if any, which may require consent to assignment; (f) know how and trade secrets; (g) accounts receivable; (h) customer lists and account information; (i) goodwill; and (j) copies of all files, books and records. For purposes of this Agreement, “Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and the Purchaser concurrently with the execution and delivery of this Agreement.

SECTION 1.4. Excluded Liabilities. Except for Closing adjustments as set forth in Section 2.6 hereof, the Purchaser shall not assume or be deemed to have assumed any debts, liabilities or obligations of any kind, character or nature, whether known or unknown, fixed, contingent, absolute or otherwise, arising or made prior to, on or after the Closing Date, of the Seller and its affiliates, or relating to or arising from the Assets or any other assets of the Business (each an “Excluded Liability” and collectively, the “Excluded Liabilities”). Except as set forth in the Disclosure Schedules immediately prior to, and in conjunction with, the Closing, the Sellers each covenant and agree to timely and fully discharge and satisfy all Excluded Liabilities so that the same are not asserted against the Assets, the Purchaser or the Parent.

SECTION 1.5 Assumed Liabilities. At the Closing, the Purchaser shall assume only those liabilities set forth in Schedule 2.1(a) of the Disclosure Schedule (the “Assumed Liabilities”). Notwithstanding the Purchaser's assumption of the Assumed Liabilities, the Purchaser may seek indemnification from the Seller for any and all Losses (as defined below) resulting from a breach of any of its representations and warranties hereunder.

ARTICLE II.

CONSIDERATION FOR TRANSFER

SECTION 2.1. Purchase Price. The purchase price (the “Purchase Price”) shall consist of:

(a)          The payment by the Purchaser and/or Parent of those certain Assumed Liabilities as set forth on Schedule 2.1(a);

(b)          Four Million Dollars ($4,000,000.00) payable in cash by wire transfer of immediately available funds to an account provided to the Purchaser by the Seller (“Cash Consideration”); and

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(c)          Such number of shares of Parent’s common stock (the “Stock Consideration”), in an amount equal to One Million Dollars ($1,000,000.00) provided that the Stock Consideration shall be valued at a price per share equal to the lesser of (i) $2.00 per share, or (ii) the average closing price of the Parent’s common stock listed on the NASDAQ Stock Market for the five (5) Business Days prior to the Closing. Notwithstanding anything to the contrary, the aggregate number of shares of Stock Consideration shall not exceed 19.9% of either (a) the total number of shares of common stock outstanding on the Execution Date or Closing Date, or (b) the total voting power of the Company's securities outstanding on the Execution Date or Closing Date that are entitled to vote on a matter being voted on by holders of the common stock (the “Stock Consideration Cap”). In the event the Stock Consideration at Closing would result in an amount in excess of the Stock Consideration Cap, the Parent shall issue the Stock Consideration up to the Stock Consideration Cap and shall pay the remaining balance of such Stock Consideration in cash.

The certificate for the Stock Consideration shall bear a legend under the Securities Act of 1933, as amended (the “Securities Act”) relating to the status of the Stock Consideration as restricted securities and will also bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(d)         At Closing, Sellers shall provide Purchaser an accounting of all expenditures relating to the opening of Seller’s Springfield Mall restaurant location (the “Springfield Expenditures”). At Closing, Purchaser shall adjust the Cash Consideration to include the documented Springfield Expenditures.

SECTION 2.2. Payment of the Purchase Price. At the Closing, the Purchaser shall pay the Cash Consideration and shall issue the Stock Consideration by delivery to the Seller of one or more certificates representing the same and shall coordinate the payment of the Assumed Liabilities.

SECTION 2.3. Allocation of Purchase Price. The Seller and the Purchaser agree to allocate the Purchase Price among the Assets for all purposes (including tax and financial accounting) in accordance with Schedule 2.3. The Purchaser and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

SECTION 2.4. Payment of Sales and Transfer Taxes. Each of Seller and the Purchaser shall pay one half of any and all sales, use or other transfer taxes payable by reason of the transfer and conveyance of the Assets hereunder. The Parties will prepare and deliver and if necessary file as soon as reasonably practicable after Closing all transfer tax returns and other filings necessary to vest in the Purchaser full right, title and interest in the Assets and to comply with applicable reporting obligations.

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SECTION 2.5.           Third Party Consents. To the extent that Seller's rights under any contract or permit constituting a portion of the Asset, or any other Asset, may not be assigned to the Purchaser without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser’s rights under the Asset in question so that the Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as the Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser. Notwithstanding any provision in this Section 2.5 to the contrary, the Purchaser shall not be deemed to have waived its rights under Section 7.2(d) hereof unless and until the Purchaser either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

SECTION 2.6. Working Capital Adjustments. At Closing, Sellers shall wire $90,000 to Purchaser to be used by Purchaser as its starting working capital fund. Seller shall be responsible for all short-term liabilities — including but not limited to accounts payable, sales tax payable, and accrued payroll and related taxes — due as of 11:59 PM on the day immediately preceding the Closing Date. Purchaser shall pay Sellers for all credit card receipts in transit, royalty and delivery receivables, security deposits, and Purchasers pro rata share of utilities charges and prepaid insurance and property taxes as of 11:59 PM on the day immediately preceding the Closing Date. Purchaser also shall pay Sellers for food inventory in an amount equal to the total value of these items on Seller's February 28, 2015 balance sheet and for small wares inventory in an amount equal to $5,000 for each store location owned by Sellers. Promptly after Closing, Purchaser and Sellers shall collectively account for each of these items, list the amounts owed to and/or due from each party, and arrive at a net total (the “Working Capital Settlement”) to be paid or received from the other party. This Working Capital Settlement shall be paid by the owing party to the receiving party as soon as practicable after Closing. As such, this Section 2.6 shall survive Closing and remain effective until such Working Capital Settlement has been calculated and paid.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF

THE SELLER AND THE SUBSIDIARIES

For purposes hereof, “Seller's knowledge” or “the best of the Seller's knowledge” shall mean the knowledge of each of BGR Holdings, BGR Franchising, BGR Operations and the Operational Subsidiaries and the knowledge of John F. Ripley, Ed Kelley, Nate Ripley and Debbie Bonin, each serving in an executive function for the Sellers, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individuals in a manner that is customary in the industry including the Business. BGR Holdings, BGR Franchising, BGR Operations and the Operational Subsidiaries hereby jointly and severally represent and warrant to the Purchaser and the Parent, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date), and as of the moment immediately prior to Closing, as follows:

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SECTION 3.1. Organization and Qualification. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, with all requisite power and authority to own its share of the Assets, lease its properties, and to conduct the Business as it is presently conducted. Each Seller is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts the Business. Each Seller has delivered to the Purchaser true and complete copies of its Articles of Formation and Operating Agreements and all amendments thereto. A list of the Operational Subsidiaries is set forth on Schedule 3.1.

SECTION 3.2. Authorization. The Sellers have full power and authority to perform the transactions contemplated by this Agreement. The Sellers’ execution and delivery of this Agreement and their respective performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Sellers’ officers and directors. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 3.3. No Violation. Neither the execution nor delivery of this Agreement by each Seller and the performance of each Sellers’ obligations hereunder and thereunder, nor the purchase and sale of the Assets, will: (a) violate or result in any breach of any provision of a Sellers’ Certificate of Formation or operating agreement; (b) except as set forth on Schedule 3.3 of the Disclosure Schedule violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of any Seller or otherwise) any obligation under, or result in the loss of any benefit under, any agreement to which a Seller is a party, or give rise to the creation of any Encumbrance upon any of the Assets; or (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority (“Governmental Authority”) applicable to a Seller or any of the Assets.

SECTION 3.4. Ownership. The presently authorized, issued and outstanding membership interests of each Seller and the names and addresses of the owners thereof as shown on the records of the Sellers are as set forth on Schedule 3.4. To the best of the Sellers’ knowledge, each of such owners is the lawful record and beneficial owner of the number of membership interests of BGR Holdings set forth opposite his name, free and clear of any liens, claims, encumbrances or restrictions of any kind. BGR Holdings is the sole lawful record and beneficial owner of all of the membership interests of BGR Operations and BGR Franchising. Except as set forth in Schedule 3.4 there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which any Seller is or may become obligated to issue, assign or transfer any shares of its membership interests.

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SECTION 3.5. Consents and Approvals. Except as noted in Schedule 3.5, no filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for a Seller to execute and deliver this Agreement, including all contract and lease assignments or to enable the Purchaser, after the Closing, to continue to conduct the Business as presently conducted.

SECTION 3.6. Financial Statements. The Sellers have delivered to the Purchaser the unaudited financial statements of each Seller for the fiscal year ended December 31, 2013, reviewed consolidated financial statements of BGR Holdings and its direct and indirect subsidiaries for the trailing twelve month period ending May 31, 2014, unaudited financial statements of each Seller for the fiscal year ended December 31, 2014, and unaudited financial statements of each Seller for the period ended January 31, 2015 (the “Financial Statements”). The Financial Statements are accurate in all material respects and have been prepared from the books and records of the Sellers and in accordance with generally accepted accounting principles and fairly present the financial condition of BGR Holdings as of the date thereof and the results of the operations of the Business for the period indicated. A copy of the Financial Statements is attached hereto as Schedule 3.6 of the Disclosure Schedule.

SECTION 3.7. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7 of the Disclosure Schedule, as of December 31, 2014, the Sellers have no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due) nor loss contingency, except as reflected on the Financial Statements, which would be required to be included therein in accordance with cash based accounting, and each Seller has no knowledge of any valid basis for the assertion of any such liability or loss contingency.

SECTION 3.8. Absence of Certain Changes. Except as disclosed in Schedule 3.8 of the Disclosure Schedule, since December 31, 2014, each Seller has conducted the Business and utilized the Assets in the usual ordinary course, and, without limiting the generality of the foregoing, since such date, there has not been: (a) a Material Adverse Effect (as hereinafter defined); (b) any capital expenditure or commitment thereof in excess of $25,000 individually or $50,000 in the aggregate, or the making or any loans or advances; (c) any sale, lease, license, Encumbrance or other transfer or disposition of any assets or properties of the Sellers, except in the ordinary course of the Business; (d) any forgiveness or cancellation of any debts or claims; (e) any entry into or commitment to enter into any Material Contract by each Seller or any change or amendment to any Material Contract, or any entry into any or commitment to enter into any contract with an affiliate of a Seller; (f) any damage, destruction or loss to the properties or assets owned, leased or used by a Seller, whether or not covered by insurance, which adversely affected the operations of the Business; (g) any change by a Seller in its financial or tax accounting principles or methods, or any failure to maintain the books, accounts and records of a Seller in the usual, regular and ordinary manner on a basis consistent with prior practice and in accordance with income tax basis of accounting.; (h) any acquisition (by merger, consolidation or acquisition of stock or assets) by a Seller of any business entity or division or significant assets thereof; (i) any change made or authorized in a Seller's certificate of formation or operating agreement; or (j) any failure by a Seller to use its customary best efforts to preserve a Seller's goodwill with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices. For purposes of this Agreement, a “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Assets, or (c) the ability of a Seller to consummate the transactions contemplated hereby on a timely basis.

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SECTION 3.9. Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedule, there is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation, as it relates to the Assets, pending or threatened against a Seller, or any of their respective properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, a Seller (any of the foregoing being herein referred to as “Existing Litigation”), nor to a Seller’s knowledge, does any fact or condition exist which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation. There is no action, suit, proceeding or investigation by a Seller or pending or that a Seller intends to initiate or is considering initiating.

SECTION 3.10.          Title to Assets. Except as set forth in Schedule 3.10 of the Disclosure Schedule, each Seller has good and marketable title to its respective share of the Assets, free and clear of any and all liens and Encumbrances.

SECTION 3.11. Contracts. Schedule 3.11 of the Disclosure Schedule sets forth a complete and accurate list of all of the contracts, agreements and arrangements, whether written or oral, formal or informal, which relate to the Assets that either (i) require a payment in excess of $50,000 per calendar year; (ii) have a term in excess of twenty-four months; or (iii) provide for cash rebates (the “Material Contracts”). Other than as set forth in Schedule 3.11 of Disclosure Schedule, each Seller is not in default with respect to any obligation to be performed under any Material Contract, and to the knowledge of each Seller, each other party to a Material Contract is not in default with respect to any obligation to be performed. Except as set forth in Schedule 3.11 of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any Material Contract as a result of or in connection with the execution, delivery or performance of this Agreement and/or the Related Agreements or the consummation of the transactions contemplated herein. The contracts to be assumed by the Purchaser include the contracts marked with an asterisk on Schedule 3.11.

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SECTION 3.12. Employee Benefit Plans; Labor Relations; Employees.

(a)          Schedule 3.12(a) of the Disclosure Schedule contains a complete and accurate list of each employee benefit plan, program, agreement or arrangement, whether written or oral, covering employees, former employees or managers of the Sellers, or providing benefits to such persons in respect of services provided to the Sellers (collectively, the “Benefit Plans”). Schedule 3.12(a) of the Disclosure Schedule indicates which of the Benefit Plans is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and which of the Benefit Plans is subject to Section 302 or Title IV of ERISA. With respect to each Benefit Plan, the Sellers heretofore delivered to the Purchaser an accurate and complete copy of such Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, an accurate and detailed written description thereof), and, if applicable, (i) any related trust or other funding documents, and (ii) any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.

(b)          Sellers are not a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Sellers, there is no activity or proceeding of any labor organization or employee group to organize any such employees.

(c)          Schedule 3.12(c) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof (each an “Employee”), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as noted in Schedule 3.12(c), as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Sellers with respect to any compensation, commissions or bonuses.

(d)          To the Knowledge of the Seller: (i) no Employee intends to terminate his or her employment with the Seller (other than by virtue of the transactions contemplated by this Agreement); and (ii) no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such Employee of any of his or her duties or responsibilities as an Employee of the Seller; or (B) the Business with respect to the Employees.

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SECTION 3.13. Taxes.

(a)          Except as set forth in Schedule 3.13 of the Disclosure Schedule or attachment thereto: (i) the Sellers have timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the “Tax Returns”) for Taxes (as hereinafter defined) required to be filed by it; (ii) the Sellers have made available to the Purchaser complete and accurate copies of such Tax Returns for the past three (3) years; (iii) the Sellers have paid or caused to be paid all Taxes (including any additions or penalties if any) if any required to be paid by the Sellers in respect of the periods for which its Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods up to and including the Closing Date; (iv) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes (as hereinafter defined) of Sellers; (v) all deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid; (vi) Sellers are not a party to any action by any taxing authority and there are no pending or threatened actions by any taxing authority; and (vii) there are no Encumbrances for Taxes upon any of the Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets. The Tax Returns are complete and accurate in all respects, and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations.

(b)          The term “Tax” or “Taxes” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority on any Seller (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

SECTION 3.14. Environmental Matters. Except as disclosed in Schedule 3.14 of the Disclosure Schedule, (i) the Sellers are in compliance in all material respects with all Environmental Laws, (ii) the Sellers do not have knowledge of any notice of any suit, litigation, arbitration, hearing, investigation, dispute or other action (whether civil, criminal, administrative or investigative) brought by or before any court, Governmental Authority or arbitration. “Environmental Laws” means all applicable federal, state, or local laws, regulations, ordinances, decrees, rules, judgments, orders or directives now or hereinafter in effect relating to the protection of human health, safety or the environment, or otherwise relating to hazardous substances generation, production, use, storage, treatment, transportation or disposal.

SECTION 3.15. Compliance with Applicable Laws; Permits and Licenses. Schedule 3.15 of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business. Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Sellers properly hold, and at all relevant times have held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business, and the Business is not being and, during the relevant statute of limitations period, has not been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval (“Law”) applicable to it. Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Sellers have not received any notification of any failure by the Sellers to comply with any Law applicable to it.

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SECTION 3.16. Brokers' Fees and Commissions. Except as set forth on Schedule 3.16 of the Disclosure Schedule, neither the Sellers nor any of its managers, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 3.17. Proprietary Rights.

(a)          Set forth in Schedule 3.17(a) of the Disclosure Schedule is a complete and accurate list of all patents, registered copyrights, trademarks, trade names, trade secrets and all other intellectual property in which the Seller has proprietary rights and which relates to the Assets (hereinafter referred to as the “Proprietary Rights”) and all licenses, sublicenses or other agreements with respect thereto. Except as noted in Schedule 3.17(a), the Sellers own all of the Proprietary Rights and to the best of each Seller’s knowledge, the use of such Proprietary Rights does not infringe upon the rights of any other person or entity. The Sellers have not received any notice of a claim of such infringement nor was any such claims the subject of any action, suit or proceeding involving the Sellers. The Sellers have no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor have the Sellers instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

(b)          Schedule 3.17(b) of the Disclosure Schedule identifies (i) all of the software and computer databases (collectively, the “DataBases”) that are used in the conduct of Business and utilization of the Assets, (ii) states whether such DataBases are owned or licensed by the Sellers and, (iii) if licensed, the name of such licensor. Except as set forth on Schedule 3.17(b) of the Disclosure Schedule, the Sellers have all legal right to use the DataBases as they are currently being used, and the Purchaser will continue to have the legal right to use the DataBases in this manner following the consummation of the transactions contemplated herein. The use of the DataBases does not infringe upon the rights of any other person or entity, nor has any Seller received any notice of a claim of such infringement. Except as listed on Schedule 3.17(b) of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the DataBases by the Sellers.

SECTION 3.18. Accounts Receivable. The Accounts Receivable reflected on Schedule 3.18 and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and/or have arisen as royalties with respect to franchises granted by the Sellers in the ordinary course of business consistent with past practice; and (b) except as noted, constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

SECTION 3.19. Insurance. Schedule 3.19 of the Disclosure Schedule sets forth a complete and accurate list (including the name of the insurer, name, address and telephone number of the insurance broker or agent, type of coverage, premium, policy number, limits of liability for personal injury and property damage and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds, other than bonds for excise taxes and custom duties (collectively the “Insurance Policies”) maintained by the Sellers or for which the Sellers are a named insured. All of the Insurance Policies have been issued under valid policies or binders for the benefit of the Sellers, and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises with operations similar to those of the Sellers. Except as provided in Schedule 3.19, all of the Insurance Policies are currently valid, issued, outstanding and enforceable, and each of the Insurance Policies shall remain in full force and effect at least through the respective expiration dates as set forth on Schedule 3.19. There are no pending or asserted claims against any Insurance Policy as to which any insurer has denied liability, and there are no claims under any Insurance Policy that have been disallowed or improperly filed.

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SECTION 3.20. Real Estate. Schedule 3.20 of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property (collectively, the “Real Estate Leases”). Sellers have delivered to the Purchaser a true and complete copy of each Lease. With respect to each Lease: (i) such Lease is valid, binding, enforceable and in full force and effect, and the Sellers enjoy peaceful and undisturbed possession of the Leased Real Property; (ii) Sellers are not in breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers have paid all rent due and payable under such Lease; (iii) Sellers have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; (iv) Sellers have not subleased, assigned or otherwise granted to any person the right to use or occupy such Leased Real Property or any portion thereof; and (v) except as noted in Schedule 3.20, Sellers have not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

SECTION 3.21. Regulatory Reports. The Sellers have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, and has paid all fees or assessments due and payable in connection therewith.

SECTION 3.22. Suppliers of the Sellers. Schedule 3.22 of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom the Sellers has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Sellers have not received any notice, and has no reason to believe, that any of the Material Suppliers have ceased, or intends to cease, to supply goods or services to the Business or the Sellers or to otherwise terminate or materially reduce its relationship with the Sellers.

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SECTION 3.23. Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”), whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

SECTION 3.23. Untrue or Misleading Statements. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

SECTION 3.24.   Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

SECTION 4.1. Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of [North Carolina], with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted.

SECTION 4.2. Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

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SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement by the Purchaser, nor the performance by the Purchaser of its obligations hereunder, will: (a) violate or result in any breach of any provision of the Purchaser's Articles of Incorporation or bylaws; or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Purchaser.

SECTION 4.4. Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Sellers is necessary for the Purchaser's consummation of the transactions contemplated herein.

SECTION 4.5. Brokers' Fees and Commissions. Except as set forth on Schedule 4.5 of the Disclosure Schedule, neither the Purchaser nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 4.6. Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT

SECTION 5.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to lease its properties and to conduct its business as it is presently conducted. The Parent is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business. The Parent has delivered to the Seller true and complete copies of the Parent's Articles of Incorporation and bylaws, and all amendments thereto.

SECTION 5.2. Authorization. The Parent has full power and authority to perform the transactions contemplated by this Agreement. The Parent's execution and delivery of this Agreement and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Parent's board of directors. This Agreement has been duly and validly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent, enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

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SECTION 5.3. Valid Issuance.    The Stock Consideration to be issued to the Note Holder at the Closing pursuant to Section 2.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

SECTION 5.4. Consents and Approvals. Except as listed on Schedule 5.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Parent is necessary for the Purchaser's consummation of the transactions contemplated herein.

SECTION 5.5. Brokers' Fees and Commissions. Except as set forth on Schedule 4.5 of the Disclosure Schedule, neither the Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 5.6     Capitalization. As of the Execution Date, the Parent is authorized to issue 45,000,000 shares of common stock, of which 7,968,155 shares were issued and outstanding. All issued and outstanding shares of capital stock of the Parent are validly issued, fully paid and nonassessable.

ARTICLE VI

COVENANTS

SECTION 6.1. Conduct of the Business Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing Date, the Sellers agree that, except as expressly contemplated or permitted by this Agreement or to the extent that the Purchaser shall otherwise consent in writing, the Sellers shall carry on the Business and use the Assets in the usual, regular and ordinary course in substantially the same manner as heretofore conducted in all material respects. The Sellers agree to promptly notify the Purchaser within two (2) business days of any event or series of events which has resulted in any of the representations and warranties as to the Sellers being misleading in any material respect (receipt of such notice will not be a waiver with respect to the same). Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, the Sellers will not, without the prior written consent of the Purchaser, take any action that would constitute a change which violates the terms of Section 3.8 hereof.

SECTION 6.2. Access to Information. During the period from the date of this Agreement and continuing until the Closing, at all reasonable times without causing unreasonable disruption to the Assets or related Business, the Sellers shall give the Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of the Sellers (including, without limitation, Tax Returns and accounting work papers) and will permit the Purchaser to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Purchaser may reasonably require and will fully cooperate in such interviews and inspections and will cause the Sellers’ officers to furnish to the Purchaser such financial and operating data and other information with respect to the Assets and related Business as the Purchaser may from time to time reasonably request.

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SECTION 6.3. Maintenance of Employee and Customer Relations. During the period from the date of this Agreement and continuing until the Closing, the Sellers shall use their best commercial efforts to retain the services and goodwill of the employees of the Business and the Assets and to maintain the goodwill of its customers, and shall not take, nor permit any manager, officer, employee, agent or independent contractor of the Sellers to take, any action (i) with respect to any employee, which action is intended to solicit, entice, persuade or induce such employee to terminate his or her employment with the Sellers which action is in contravention of the foregoing requirements, and (ii) with respect to its customers, which action is intended to cause its customers, to terminate or substantially diminish their business dealings with the Sellers which action is in contravention of the foregoing requirements.

SECTION 6.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VI hereof. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Purchaser and the Seller shall take all such necessary action.

SECTION 6.5. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein.

SECTION 6.6. Public Announcements. Except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws, the Purchaser and the Sellers will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement.

SECTION 6.7. Confidentiality. Neither the Purchaser nor the Sellers shall use, publish, or disclose to any other person any confidential or proprietary information comprising part of the Assets or relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Sellers under, or defend against a claim asserted under, this or any other agreement with the Purchaser, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Sellers, or as otherwise required by law, (c) that becomes generally known other than through a breach of this Agreement by the Sellers, or (d) that is necessary or appropriate in the ordinary course of each of the Seller’s business. The Purchaser acknowledges that the Sellers, and the Sellers acknowledge that the Purchaser, do (does) not have an adequate remedy at law for the breach of this Section 6.7 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

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SECTION 6.8. Disclosure Supplements. Prior to the Closing, each party to this Agreement will promptly supplement or amend the Disclosure Schedule with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Soley for purposes of determining the accuracy of the representations and warranties of the Sellers contained in Article III hereof in determining satisfaction of the conditions to closing set forth in Section 7.2 hereof, the Disclosure Schedule delivered by the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

SECTION 6.9. Restrictions on Transfer. The Sellers agree that prior to a termination under this Agreement pursuant to Section 9.7 and Section 9.8 hereof, it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the Assets and the Sellers further agrees not to enter into any agreement relating to these matters or to conduct any discussions related to any of these matters.

SECTION 6.10. No Solicitation of Transaction. The Sellers shall not, and shall use its best efforts to cause its representatives not to, directly or indirectly, take any of the following actions with any person other than the Purchaser without the prior written consent of the Purchaser: (A) solicit, initiate, facilitate, engage in or encourage, or furnish information with respect to the Sellers, in connection with, any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Sellers or the acquisition of all or a substantial portion of the assets of, or any securities of, the Sellers, (an “Alternative Transaction”); (B) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction; or (C) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Sellers to abandon, terminate or refrain from consummating a transaction with the Purchaser.

SECTION 6.11. No Trading. The Sellers, and to the best of the knowledge of John F. Ripley, Ed Kelley, Nate Ripley and Debbie Bonin, none of Seller’s members, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with them, shall engage at or prior to closing, nor has engaged, in any transactions in the securities of the Parent (including, without limitation, any short sales involving any of HOTR’s securities) since the time that the Sellers were first contacted by the Parent, any of Parent’s representatives or any other person regarding Parent’s acquisition of the Assets.

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SECTION 6.13. Bulk Sale Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to the Purchaser, it being understood that any liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

SECTION 6.14. Financial Statements. Sellers shall assist Parent in the preparation of audited financial statements by PCAOB approved auditors relating to the Assets, at Purchaser’s sole expense, with such audited financial statements being completed no later than sixty (60) days after the Closing. The Sellers shall provide any and all information required in order to assist the Parent in filing a Current Report on Form 8-K which shall include Seller’s audited financial statements to be audited by Purchaser at its expense after Closing.

SECTION 6.15. Pay Off of Seller Liabilities. Sellers shall use the proceeds from the sale of the Assets to pay off the Seller Liabilities as set forth on Schedule 6.15.

SECTION 6.16 Registration Rights. At any time the Stock Consideration is owned by a Seller or its members and there is not an effective registration statement covering all of the Stock Consideration, the holders of at least 60% of the Stock Consideration may request registration under the Securities Act of 1933, as amended, on Form S-1, Form S-3 (if available) or any successor form thereto (each a “Registration Statement”). Each request for a Registration Statement shall specify the approximate number of Stock Consideration required to be registered. Upon receipt of such request, the Company shall promptly (but in no event later than 30 days following receipt thereof) deliver notice of such request to all other holders of Stock Consideration who shall then have 30 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall cause a Registration Statement to be filed within 60 days after the expiration of the period for the holders of the Stock Consideration to advise of their desire to be included in such registration and shall use its reasonable efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter. The Parent shall not be required to effect a Registration more than 3 times for the holders of Stock Consideration as a group; provided, that a registration statement shall not count as a Registration requested under this Section 6.16 unless and until it has become effective. The Parent shall not be required to register any Stock Consideration pursuant to this Section 6.16 that are the subject of a then effective registration statement. The Parent shall only be required to maintain the effectiveness of a Registration Statement for a two (2) year period commencing on the effectiveness of the initial Registration Statement. If any SEC Guidance sets forth a limitation on the number of securities permitted to be registered on a particular registration statement (and notwithstanding that the Parent used diligent efforts to advocate with the SEC for the registration of all or a greater portion of Stock Consideration), the number of Stock Consideration to be registered on such registration statement will be reduced on a pro rata basis with such other securities being registered on the applicable registration after as full an allocation as possible has been afforded for the securities for which the registration statement has been filed. For purposes of this Section 6.16, SEC Guidance means (i) any publicly-available written guidance, or rule of general applicability of the SEC staff, or (ii) oral or written comments, requirements or requests of the SEC staff to the Company in connection with the review of a Registration Statement.

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ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1. Conditions to Each Party's Obligations under this Agreement. Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the Parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, if any, in form and substance satisfactory to the other Party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

SECTION 7.2. Conditions to the Obligations of the Purchaser. The Purchaser's obligations under this Agreement shall be further subject to the satisfaction or to the waiver by the Purchaser of the following conditions precedent:

(a)          Performance of Obligations of Sellers. Each of the Sellers’ pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Seller contained in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date).

(b)          Secretary's Certificate. The Purchaser shall have received from the Secretary of the Sellers, in a form reasonably satisfactory to the Purchaser, a certificate enclosing the filed Articles of Organization and Operating Agreement of each Seller, a resolution authorizing all of the transactions contemplated herein by each Seller, and a good standing certificate of each Seller dated as of a date reasonably close to the Closing Date.

(c)          Officer’s Certificate. The Purchaser shall have received a certificate from an officer of the Sellers, in a form reasonably satisfactory to the Purchaser, that the representations and warranties of the Sellers set forth in Article III hereof are true and accurate as of the execution hereof and as of the Closing Date.

(c)          Financial Statements. The Seller shall have delivered to the Purchaser the financial statements of the Seller as of January 31, 2015.

(d)          Contract Consents. Except as set forth in Section 2.5, any and all requisite consents, waivers or authorizations from third parties required for the assumption by the Purchaser of the assumed contracts shall have been obtained without any adverse effect on the terms of such contracts.

(e)          Bill of Sale. The Purchaser shall have received a Bill of Sale selling and transferring to Purchaser the Business and all of the Assets, executed by each Seller and in the form and substance reasonable acceptable to the Parties and all other transfer documents reasonably requested by it.

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(f)          Legal Opinion. The Purchaser shall have received an opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. substantially in the form and substance reasonable acceptable to the Purchaser.

(g)          Seller Liabilities. All of the Seller Liabilities and Encumbrances set forth on Schedule 6.15 shall have been terminated through payment in cash or other property, or otherwise, and the Seller shall have no liability for the same including principal, interest, fees and other charges of any description whatsoever.

(h)          Financing. Parent shall have completed one or more financings in form and substance satisfactory to the Parent resulting in gross proceeds of at least $4,000,000.

(i)          Ripley Employment Agreement. Nate Ripley (“Ripley”) and the Purchaser or Parent shall have entered into an employment agreement in the form agreed to by Ripley and Parent (the “Ripley Employment Agreement”).

(j)          Kelley Employment Agreement. Ed Kelley (“Kelley”) and the Purchaser or Parent shall have entered into an employment agreement in the form agreed to by Kelley and Parent (the “Kelley Employment Agreement”).

(k)          Bonin Employment Agreement. Debbie Bonin (“Bonin”) and the Purchaser or Parent shall have entered into an employment agreement in the form agreed to by Bonin and Parent (the “Bonin Employment Agreement”).

(l)          Regulatory Approval. The Purchaser shall have received approval of the transactions contemplated by this Agreement, if required, by Nasdaq.

(m)          Other Documents. The Purchaser shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

SECTION 7.3. Conditions to the Obligations of the Seller. The Sellers’ obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Seller of the following conditions precedent:

(a)          Closing Payment. Sellers shall have received the Stock Consideration and the Purchaser and Parent shall have satisfied the Assumed Liabilities.

(b)          Performance of Obligations of the Purchaser. Each of the pre-Closing obligations of the Purchaser and the Parent shall have been duly performed, and the representations and warranties of the Purchaser and the Parent contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date).

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(c)           Secretary's Certificates. The Sellers shall have received from the Secretary of the Purchaser and from the Secretary of the Parent, in a form reasonably satisfactory to the Sellers, certificates enclosing the filed Article of Incorporation of Purchaser and of Parent, respectively, the resolutions authorizing all of the transactions contemplated herein, and good standing certificates of the Purchaser and the Parent, respectively, dated as of a date reasonably close to the Closing Date.

(d)          Officer’s Certificates. The Sellers shall have received certificates from an officer of the Purchaser and from an officer of the Parent, respectively, in a form reasonably satisfactory to the Sellers, that the representations and warranties of the Purchaser set forth in Article IV and the representations and warranties of the Parent set forth in Article V, respectively, hereof are true and accurate as of the execution hereof and as of the Closing Date.

(e)          Legal Opinion. The Sellers shall have received an opinion of counsel of Womble Carlyle Sandridge & Rice, LLP, counsel for Parent, relating to the issuance of the stock of Parent substantially in the form and substance reasonable acceptable to the Sellers.

(f)          Other Documents. The Sellers shall have received from the Purchaser any such other documents or other materials as the Sellers may reasonably request to consummate the transactions contemplated herein.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

SECTION 8.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing including, without limitation the covenant contained in Section 6.16 hereof; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of three (3) years following the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 3.12 (Employee Benefit Plans; Labor Relations), Section 3.13 (Taxes); Section 3.14 (Environmental Matters) and Section 5.3 and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing, shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article VIII shall survive with respect to any Existing Litigation and as to any claims made within the applicable survival period until finally resolved. The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

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SECTION 8.2. Indemnification of the Purchaser. From and after the Closing, the Sellers, jointly and severally agree to indemnify, defend and hold harmless the Purchaser and the Parent and their respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a “Purchaser Indemnified Party”) from and against, and to promptly pay to or reimburse a Purchaser Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the “Losses”) sustained by such Purchaser Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Sellers; (b) the operations and business of the Sellers through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities; and (c) the Excluded Liabilities.

SECTION 8.3. Indemnification of the Sellers. From and after the Closing, the Purchaser agrees to indemnify, defend and hold harmless BGR Holdings and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a “Seller Indemnified Party”) from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Purchaser contained herein; (b) the operation of the Business solely by the Purchaser after the Closing; and (c) the Assumed Liabilities.

SECTION 8.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a)          Notice. With respect to any matter for which indemnification is claimed pursuant to Section 8.2, the Purchaser Indemnified Party will notify the Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 8.3, the Seller Indemnified Party will notify the Purchaser in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying part of its obligations pursuant to this Section 8 to the extent, if at all, that such party is prejudiced by reason of such failure or delay.

(b)          Defense of Claim. Promptly after receipt of any notice pursuant to Section 8.4, the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at its own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expenses (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses. The indemnifying party shall include the indemnified party in any settlement discussions.

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(c)          Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefor, and record the entire cost therefor from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

ARTICLE IX

GENERAL PROVISION

SECTION 9.1.          Amendment and Modification; Waiver of Compliance. Neither the Purchaser, on the one hand, nor the Sellers, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby. No single or partial exercise by the Purchaser or the Sellers of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

SECTION 9.2. Validity. If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

SECTION 9.3. Parties in Interest. This Agreement shall not confer upon any other person any rights or remedies of any nature whatsoever.

SECTION 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile (in each case with receipt verified) as follows:

If to the Purchaser or Parent:	With a copy to:
Chanticleer Holdings, Inc. 7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226 Attn: Michael D. Pruitt	Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, NY 11556 Attn: Seth I. Rubin, Esq.

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If to the Seller:	With a copy to:
BGR The Burger Joint 35481 Troon Court Round Hill, VA 20141 Attn: Jay Ripley	Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. 666 Grand Avenue, Suite 2000 Ruan Center Des Moines, IA 50309 Attn: William Brown, Esq.

provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 9.4.

SECTION 9.5. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule. The parties further: (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in any Federal or State court of competent jurisdiction within Mecklenburg County, North Carolina, (ii) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within Mecklenburg County, North Carolina in any such suit, action or proceeding. The parties each further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a Federal or State court of competent jurisdiction within Mecklenburg County, North Carolina, and that service of process upon the parties mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon the parties, in any action or proceeding.

SECTION 9.6. Entire Agreement. This Agreement, including the Disclosure Schedule, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

SECTION 9.7. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i)          by mutual written consent of the Purchaser and the Seller;

(ii)         by the Purchaser if any of the representations or warranties of the Sellers contained herein are not in all material respects true, accurate and complete, or if the Sellers breach any covenant or agreement contained herein in any material respect, and the same is not cured within 10 days after notice thereof;

(iii)        by the Seller if any of the representations or warranties of the Purchaser contained herein are not in all material respects true, accurate and complete or if the Purchaser breaches any covenant or agreement contained herein in any material respect; and the same is not cured within 10 days after notice thereof;

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(iv)        By Purchaser if (A) the Closing has not occurred by March 31, 2015, and (B) such party has performed all of its obligations hereunder and has satisfied all of the conditions to Closing to be satisfied for the other party to proceed; or

(v) By Sellers if (A) the Closing has not occurred by March 31, 2015, and (B) such parties have performed all of their obligations hereunder and have satisfied all of the conditions to Closing to be satisfied for the other party to proceed.

Section 9.8. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article IX and Section 6.7 hereof; and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Section 9.9. Assignment. BGR Holdings may not assign any of its rights under this Agreement without the prior consent of the Purchaser. The Purchaser may not assign this Agreement without the prior consent of BGR Holdings, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.

Section 9.10. Enforceability. If any provision of this Agreement is found to be unenforceable, the balance of this Agreement shall be deemed enforceable without the provision in questions.

Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.12. Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including, without limitations, all fees and expenses of agents, representatives, counsel, and accountants.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

BGR Acquisition LLC a North Carolina limited liability company

By:	/s/ Michael D. Pruitt
Name: Michael D. Pruitt
Title: Chief Executive Officer

PARENT:

Chanticleer Holdings, Inc., a Delaware corporation

By:	/s/ Michael D. Pruitt
Name: Michael D. Pruitt
Title: Chief Executive Officer

SELLER:

BGR Holdings, LLC, a Virginia limited liability company, for and on behalf of BGR Holdings, LLC and its wholly owned subsidiaries, BGR Franchising, LLC, a Virginia limited liability company, BGR Operations, LLC, a Virginia limited liability company, Capital Burger, LLC, a Maryland limited liability company, BGR Old Town, LLC, a Virginia limited liability company, BGR DuPont, LLC, a District of Columbia limited liability company, BGR Arlington, LLC, a Virginia limited liability company, BGR Old Keene Mill, LLC, a Virginia limited liability company, BGR Clarendon, LLC, a Virginia limited liability company, BGR Potomac, LLC, a Maryland limited liability company, BGR Cascades, LLC, a Virginia limited liability company, BGR Washingtonian, LLC, a Maryland limited liability company and BGR Tysons, LLC, a Virginia limited liability company.

By:	/s/ John F. Ripley
Name: John F. Ripley
Title: Manager

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